Exhibit 4.6

Check Point Software
Technologies Ltd.

THE RESTATED AND
AMENDED 1996
SECTION 102 SHARE OPTION
PLAN

Check Point Software Technologies Ltd.

THE RESTATED AND AMENDED 1996
SECTION 102 SHARE OPTION PLAN

1.	NAME

This Plan, as amended from time to time, shall be known as the Check Point Software Technologies Ltd. Restated and Amended 1996 Section 102 Share Option Plan (the “Option Plan”).

2.	PURPOSE OF THE OPTION PLAN

The Option Plan is intended as an incentive to retain, in the employ of Check Point Software Technologies Ltd. (“the Company”) and its subsidiaries, persons of training, experience and talent, and to have the ability to attract new employees, whose services are considered valuable, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to purchase shares in the Company pursuant to the Option Plan approved by the board of directors of the company (the “Board”). Furthermore, the Option Plan is designed to benefit from, and is made pursuant to, the provisions of Section 102 of the Israeli Income Tax Ordinance (New Version) 1961 and any regulations, rules, and orders of procedures promulgated thereunder (“Section 102”) with respect to Options granted to employees of the Company pursuant to the Option Plan (the “Options”). The Option Plan shall be subject to receipt of all the necessary approvals under Section 102.

Notwithstanding anything to the contrary herein, the Board shall be entitled to set aside for issuance, and grant, Options reserved for issuance to employees under this Option Plan on a basis other than Section 102, including grants to be governed by Section 3(i) of the Israeli Income Tax Ordinance (New Version) 1961, grants to be governed by the United States Internal Revenue Code or otherwise, including grants under option plans pursuant to such other provisions. In such case, the Board shall be entitled to determine the terms and conditions of such grants or plans. The number of Options granted otherwise than under Section 102 shall be included in the total number of options under the Option Plan.

The term “Subsidiary” shall mean: any entity (other than the Company) in an unbroken chain of entities beginning with the Company if, at the time of granting an option, each of the entities other than the last in the unbroken chain has fifty percent (50%) or more of the total combined voting power in one of the other entities in such chain.

3.	ADMINISTRATION OF THE OPTION PLAN

The Board or a share option committee appointed and maintained by the Board for such purpose (the “Committee”) shall have the power to administer the Option Plan. Notwithstanding the above, the Board shall automatically have a residual authority if no Committee shall be constituted or if such Committee shall cease to operate for any reason whatsoever.

The Committee shall consist of such number of members (not less than two (2) in number) as may be fixed by the Board. The Committee shall select one of its members as its chairman (the “Chairman”) and shall hold its meetings at such times and places as the Chairman shall determine. The Committee shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

Any member of such Committee shall be eligible to receive Options under the Option Plan while serving on the Committee, unless otherwise specified herein.

The Committee shall have full power and authority (i) to designate participants; (ii) to determine the terms and provisions of respective Option Agreements (which need not be identical) including, but not limited to, the number of shares in the Company to be covered by each Option Agreement, provisions concerning the time or times when and the extent to which the Options may be exercised and the nature and duration of restrictions as to transferability or restrictions constituting substantial risk of forfeiture; (iii) to accelerate the right of an Optionee to exercise, in whole or in part, any previously granted Option; (iv) to interpret the provisions and supervise the administration of the Option Plan; and (v) to determine any other matter which is necessary or desirable for, or incidental to administration of the Option Plan.

The Committee shall have the authority to grant, at its discretion, to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option having a purchase price equal to, lower than or higher than the purchase price provided in the Option so surrendered and canceled, and containing such other terms and conditions as the Committee may prescribe in accordance with the provisions of the Option Plan.

All decisions and selections made by the Board or the Committee pursuant to the provisions of the Option Plan shall be made by a majority of its members except that no member of the Board or the Committee shall vote on, or be counted for quorum purposes, with respect to any proposed action of the Board or the Committee relating to any Option to be granted to that member. Any decision reduced to writing and signed by a majority of the members who are authorized to make such decision shall be fully effective as if it had been made by a majority at a meeting duly held. The interpretation and construction by the Committee of any provision of the Option Plan or of any Option thereunder shall be final and conclusive unless otherwise determined by the Board.Each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Option Plan unless arising out of such member’s own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Company’s Articles of Association, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

4.	DESIGNATION OF PARTICIPANTS

The persons eligible for participation in the Option Plan as recipients of Options shall include any employees of the Company or of any wholly or majority owned subsidiary of the Company. The grant of an Option hereunder shall neither entitle the recipient thereof to participate nor disqualify him from participating in any other grant of Options pursuant to this Option Plan or any other option or stock plan of the Company or any of its affiliates.

Anything in the Option Plan to the contrary notwithstanding, all grants of Options to directors and office holders (“Nosei Misra” – as such term is defined in the Companies Law, 1999 – the “Companies Law”) shall be authorized and implemented only in accordance with the provisions of the Companies Law, as in effect from time to time.

5.	TRUSTEE

The Options which shall be granted to employees of the Company and/or any Shares (as defined below) issued upon exercise of such Options and/or other shares received subsequently following any realization of rights, shall be issued to a Trustee nominated by the Committee, and approved in accordance with the provisions of Section 102 (the “Trustee”) and held for the benefit of the Optionees for a period of not less than the minimum period prescribed by, or in the regulations or procedures adopted pursuant to, Section 102. Anything to the contrary notwithstanding, the Trustee shall not release any Options and/or any Shares issued upon exercise of Options, prior to the full payment of the Optionee’s tax liabilities arising from Options which were granted to him and/or any Shares issued upon exercise of such Options.

Upon receipt of the Option, the Optionee will sign an undertaking to exempt the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Option Plan, or any Option or Share granted to him thereunder.

6.	SHARES RESERVED FOR THE OPTION PLAN; RESTRICTION THEREON

6.1	Subject to adjustments as set forth in Section 8 below, a total amount of _________ Ordinary Shares, of NIS 0.01 n.v. (the “Shares”), as determined by the Board, shall initially be subject to the Option Plan. The amount shall increase automatically on the first day of January of each year in an aggregate annual amount equal to two percent (2%) of the then outstanding Ordinary Shares of the Company (in each case rounded downward, if necessary, to eliminate fractional shares). The Board of Directors may determine a different increase of not less than 0% and not more than 5%. The Shares subject to the Option Plan shall be reserved for such purpose in the authorized share capital of the Company and may only be issued in terms hereof. Any of such Shares which may remain unissued and which are not subject to outstanding Options at the termination of the Option Plan shall cease to be reserved for the purpose of the Option Plan, but until termination of the Option Plan the Company shall at all times reserve sufficient number of Shares to meet the requirements of the Option Plan. Should any Option for any reason expire or be canceled prior to its exercise or relinquishment in full, the Shares therefore subject to such Option may again be subjected to an Option under the Option Plan.

6.2	Each Option granted pursuant to the Option Plan shall be evidenced by a written option agreement between the Company and the Optionee (the “Option Agreement” or the “Agreement”), in such form as the Board or the Committee shall from time to time approve. Each Option Agreement shall state, inter alia, the number of Shares to which the Option relates.

7.	OPTION PRICE

7.1	The purchase price of each Share subject to an Option or any portion thereof shall be determined by the Committee in its sole and absolute discretion in accordance with applicable law, subject to any guidelines as may be determined by the Board from time to time. Each Option Agreement shall contain the purchase price determined for each Optionee.

7.2	The Option price shall be payable upon the exercise of the Option in a form satisfactory to the Committee and conforming to Section 102, including without limitation by cash or check. The Committee shall have the authority to postpone the date of payment on such terms as it may determine.

8.	ADJUSTMENTS

Upon the occurrence of any of the following described events, Optionee’s rights to purchase Shares under the Option Plan shall be adjusted as hereafter provided:

8.1	In the event of a spin-off, merger, consolidation, or amalgamation of the Company with or into another corporation while unexercised Options remain outstanding under the Option Plan, there shall be substituted for the Shares subject to the unexercised portions of such outstanding Options an appropriate number of shares of each class of shares or other securities of the separated, reorganized, merged, consolidated or amalgamated corporation which were distributed to the shareholders of the Company in respect of such shares, and appropriate adjustments shall be made in the purchase price per share to reflect such action, and all other terms and conditions of the Option Agreements, such as the vesting dates, shall remain in force, all as will be determined by the Committee, whose determination shall be final. However, subject to any applicable law, in the event the successor corporation does not agree to assume the award as aforesaid, the Board may, in its discretion, accelerate the Vesting Period as set forth in section 4 above and its determination shall be final.

8.2	In the event of a liquidation or dissolution of the Company while unexercised vested Options remain outstanding under the Option Plan, all such vested Options may be exercised in full by the Optionees as of the effective date of any such liquidation or dissolution of the Company without regard to the installment exercise provisions of Paragraph 9(2), by the Optionees giving notice in writing to the Company of their intention to so exercise.

8.3	If the outstanding shares of the Company shall at anytime be changed or exchanged by declaration of a stock dividend, stock split, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of Shares subject to this Option Plan or subject to any Options theretofore granted, and the Option prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares without changing the aggregate Option price, provided, however, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding stock. Upon occurrence of any of the foregoing, the class and aggregate number of Shares issuable pursuant to the Option Plan (as set forth in paragraph 6 hereof), in respect of which Options have not yet been exercised, shall be appropriately adjusted, all as will be determined by the Board who’s determination shall be final.

9.	TERM AND EXERCISE OF OPTIONS

9.1	Options shall be exercised by the Optionee by giving written notice to the Company, in such form and method as may be determined by the Company and the Trustee and conforming with Section 102, which exercise shall be effective upon receipt of such notice by the Company at its principal office. The notice shall specify the number of Shares with respect to which the Option is being exercised.

9.2	Each Option granted under this Option Plan shall be exercisable following the vesting dates and for the number of Shares as shall be provided in Exhibit B to the Option Agreement. However no Option shall be exercisable after the Expiration Date, as defined for each Optionee in his Option Agreement.

9.3	Options granted under the Option Plan shall not be transferable by Optionees other than by will or laws of descent and distribution, and during an Optionee’s lifetime shall be exercisable only by that Optionee.

9.4	The Options may be exercised by the Optionee in whole at any time or in part from time to time, to the extent that the Options become vested and exercisable, prior to the Expiration Date, and provided that, subject to the provisions of Section 9.6 below, the Optionee is an employee of the Company or any of its subsidiaries, at all times during the period beginning with the granting of the Option and ending upon the date of exercise. Periods in which the Optionee is on unpaid leave shall not account for any purpose, including for the calculation of vesting periods.

9.5	Subject to the provisions of Section 9.6 below, in the event of termination of Optionee’s employment with the Company or any of its subsidiaries, all Options granted to him will immediately terminate. A notice of termination of employment shall be deemed to constitute termination of employment.

9.6	Notwithstanding anything to the contrary herein above, an Option may be exercised after the date of termination of Optionee’s employment with the Company or any subsidiary of the Company during an additional period of time beyond the date of such termination, but only with respect to the number of Options already vested at the time of such termination according to the vesting periods of the Options set forth in Section 4 of such Optionee’s Option Agreement, if: (i) prior to the date of such termination, the Committee shall authorize an extension of the terms of all or part of the Options beyond the date of such termination for a period not to exceed the period during which the Options by their terms would otherwise have been exercisable, (ii) termination is without Cause (as defined below), in which event any Options still in force and unexpired may be exercised within a period of three (3) months from the date of such termination, but only with respect to the number of shares purchasable at the time of such termination, according to the vesting periods of the Options, (iii) termination is the result of death or disability of the Optionee, in which event any Options still in force and unexpired may be exercised within a period of 12 months from the date of termination, but only with respect to the number of Options already vested at the time of such termination according to the vesting periods of the Options.

The term “Cause” shall mean (i) conviction of any felony involving moral turpitude or affecting the Company; (ii) any refusal to carry out a reasonable directive of the CEO which involves the business of the Company or its affiliates and was capable of being lawfully performed; (iii) embezzlement of funds of the Company or its affiliates; (iv) any breach of the Optionee’s fiduciary duties or duties of care of the Company; including without limitation disclosure of confidential information of the Company; and (v) any conduct (other than conduct in good faith) reasonably determined by the Committee or the Board to be materially detrimental to the Company.

9.7	Subject to the provisions of Section 10 below, the holders of Options shall not have any of the rights or privileges of shareholders of the Company in respect of any Shares purchasable upon the exercise of any part of an Option, nor shall they be deemed to be a class of shareholders or creditors of the Company for purpose of the operation of section 350 of the Companies Law or any successor to such section, until registration of the Optionee as holder of such Shares in the Company’s register of members upon exercise of the Option in accordance with the provisions of the Option Plan.

9.8	Any form of Option Agreement authorized by the Option Plan may contain such other provisions as the Committee may, from time to time, deem advisable. Without limiting the foregoing, the Committee may, with the consent of the Optionee, from time to time cancel all or any portion of any Option then subject to exercise, and the Company’s obligation in respect of such Option may be discharged by (i) payment to the Optionee of an amount in cash equal to the excess, if any, of the Fair Market Value of the Shares at the date of such cancellation subject to the portion of the Option so canceled over the aggregate purchase price of such Shares, (ii) the issuance or transfer to the Optionee of Shares of the Company with a Fair Market Value at the date of such transfer equal to any such excess, or (iii) a combination of cash and shares with a combined value equal to any such excess, all as determined by the Committee in its sole discretion.

10.	VESTING OF OPTIONS

The total number of Shares subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary.

11.	PURCHASE FOR INVESTMENT

The Company’s obligation to issue or allocate Shares upon exercise of an Option granted under the Option Plan is expressly conditioned upon (a) the Company’s completion of any registration or other qualifications of such Shares under all applicable laws, rules and regulations or (b) representations and undertakings by the Optionee (or his legal representative, heir or legatee, in the event of the Optionee’s death) to assure that the sale of the Shares complies with any registration exemption requirements which the Company in its sole discretion shall deem necessary or advisable. Such required representations and undertakings may include representations and agreements that such Optionee (or his legal representative, heir, or legatee): (x) is purchasing such Shares for investment and not with any present intention of selling or otherwise disposing thereof; and (y) agrees to have placed upon the face and reverse of any certificates evidencing such Shares a legend setting forth (i) any representations and undertakings which such Optionee has given to the Company or a reference thereto and (ii) that, prior to effecting any sale or other disposition of any such Shares, the Optionee must furnish to the Company an opinion of counsel, satisfactory to the Company, that such sale or disposition will not violate the applicable requirements of any applicable laws.

12.	DIVIDENDS

With respect to all Shares (in contrary to unexercised Options) issued upon the exercise of Options purchased by the Optionee and held by the Trustee, the Optionee shall be entitled to receive dividends in accordance with the quantity of such Shares, and subject to any applicable taxation on distribution of dividends. During the period in which Shares issued to the Trustee on behalf of an Optionee are held by the Trustee, the cash dividends paid with respect thereto shall be paid directly to the Optionee.

13.	ASSIGNABILITY AND SALE OF OPTIONS

No Option, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the Optionee each and all of such Optionee’s rights to purchase Shares hereunder shall be exercisable only by the Optionee.

Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

As long as the Shares are held by the Trustee in favor of the Optionee, all rights the last possesses over the Shares are personal, can not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

14.	TERM OF THE OPTION PLAN

The Option Plan shall be effective as of the day it was adopted by the Board and shall terminate at the end of 10 (ten) years from such day of adoption.

15.	AMENDMENTS OR TERMINATION

The Board may, at any time and from time to time, after consultation with the Trustee, amend, alter, suspend, discontinue or terminate the Option Plan. No amendment, alteration, suspension, discontinuance or termination of the Option Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Committee, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Option Plan shall not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Options granted under the Option Plan prior to the date of such termination.

16.	GOVERNMENT REGULATIONS

The Option Plan, and the granting and exercise of Options hereunder, and the obligation of the Company to sell and deliver Shares or cash under such Options, shall be subject to all applicable laws, rules, and regulations, whether of the State of Israel or of the United States or any other State having jurisdiction over the Company and the Optionee, including the registration of the Shares under the United States Securities Act of 1933, and to such approvals by any governmental agencies or national securities exchanges as may be required.

17.	CONTINUANCE OF EMPLOYMENT

Neither the Option Plan nor the Option Agreement with the Optionee shall impose any obligation on the Company or a subsidiary thereof, to continue any Optionee in its employ, and nothing in the Option Plan or in any Option granted pursuant thereto shall confer upon any Optionee any right to continue in the employ of the Company or a subsidiary thereof or to restrict the right of the Company or a subsidiary thereof to terminate such employment at any time.

18.	GOVERNING LAW & JURISDICTION

This Option Plan shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to this Option Plan.

19.	TAX CONSEQUENCES

Any tax consequences and all mandatory payments and other payments based upon or arising from the grant or exercise of the option or from the sale of any Option Shares or from any other event or act (of the Company and/or its Subsidiaries, the Trustee or the Optionee), (all of which shall be the responsibility of the Optionee), shall be borne solely by the Optionee. The Company and/or its Subsidiaries and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including the withholding of taxes at source. Furthermore, the Optionee shall agree to indemnify the Company and/or its subsidiaries and/or the Trustee and hold them harmless against and from any and all liability for any such tax or payment or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax or payment from any payment made to the Optionee.

The Committee and/or the Trustee shall not be required to release any Share certificate to an Optionee until all required payments have been fully made.

20.	NON-EXCLUSIVITY OF THE OPTION PLAN

The adoption of the Option Plan by the Board shall be construed as amending and modifying the previously approved 1996 Israeli employee option plan but shall not be construed as amending, modifying or rescinding any other incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock Options otherwise then under the Option Plan, and such arrangements may be either applicable generally or only in specific cases. For the avoidance of doubt, prior grant of options to employees of the Company under their employment agreements, and not in the framework of any previous option plan, shall not be deemed an approved incentive arrangement for the purpose of this Section.

21.	MULTIPLE AGREEMENTS

The terms of each Option may differ from other Options granted under the Option Plan at the same time, or at any other time. The Committee may also grant more than one Option to a given Optionee during the term of the Option Plan, either in addition to, or in substitution for, one or more Options previously granted to that Optionee.